Exhibit 99.1

Bakers Footwear Group, Inc.

Second Quarter 2007 Results Conference Call Transcript

September 18, 2007

Operator: Good morning ladies and gentlemen. My name is Nia and I’ll be your conference operator today. At this time I would like to welcome everyone to the Bakers Footwear Second Quarter [2007] Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to pose your question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. It is now my pleasure to turn the floor over to your host, Allison Malkin of ICR. Ma’am, you may begin your conference.

Allison Malkin: Good morning everyone. Before we get started I would like to remind you of the Company’s Safe Harbor language, which I’m sure you’re all familiar with. The statements contained in this conference call, which are not historical facts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, all of which are described in the Company’s filings with the SEC.

And now, I’d like to turn the call over to Baker’s Chairman, President and CEO, Peter Edison.

Peter Edison: Thanks Allison. Good morning everyone and thank you for joining us to discuss our second quarter fiscal 2007 results. With me today is Larry Spanley, our CFO.

For this morning’s call, I will review the management changes we announced this morning, as well as updating you as to the key priorities we have set for the business that are expected to assist us to return to profitable operations beginning in the fourth quarter, and then provide an overview of our second quarter results. Following this, Larry will review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

In our press release this morning, we announced that Michele Bergerac, previously our President and Director, has resigned from the Company to pursue other interests. Michele has made many positive contributions to our Company, including overseeing our growth during the past eight years. I want to thank her for her dedicated service.

I have taken on the title of President. We have also promoted two seasoned executives at Bakers in recognition of their significant accomplishments and terrific understanding of the Bakers’ customer and store experience. Mark Ianni has been promoted to the position of Chief Merchandising Officer. Mark was previously General Merchandise Manager. Joseph Vander Pluym has been promoted to the position of Chief Operations Officer from the Vice President of Stores, previously. I’m highly confident in our reconfigured leadership team.

As I mentioned, both Mark and Joe are seasoned executives at Bakers and collectively they have over 30 years [of] experience in our business and a proven track record of success. In their new roles, they will have increased flexibility to create assortments, marketing programs, and oversee store operations.

Regarding key priorities; first, we are moving our merchandise direction back to the strategies that have been successful for us in the past. In this regard, we are planning to turn our inventory faster, funding strong styles in categories while taking markdowns quickly on slow movers. We also plan to narrow our SKUs, while deepening our assortments as we identify and maximize winning styles through our testing program. We will also be more conscious of price and value in building our assortment.

Second, we will reduce expenses and expect to take a number of one-time charges in the third quarter, as we reposition the Company to return to profitable operations. We plan to discuss the total cost and benefits of these changes and charges when finalized over the next few weeks. As such, we have withdrawn our previously issued fiscal 2007 guidance.

Finally, we have slowed our store expansion program, which we believe is prudent, given our recent performance and also enables us to focus exclusively on product. During the balance of the year, we have not planned any store openings and will remodel one store. We will re-evaluate our store expansion plans during the holiday season.

I believe Bakers fills a unique niche in the market for young women’s fashion footwear. We're committed to returning the Company to reporting sustained profitability and we believe we have the right talent, strategies and drive to enable us to reach our goals.

Now, turning to our second quarter results; our second quarter performance reflected a particularly challenging season for sandals, a business that grows as a percentage of our assortment as the spring and summer seasons develop. While we did experience pockets of strength in dress shoes, closed casuals, and athletics inspired footwear, these increases were not sufficient to offset declines in sandals. As such, our total sales performance was disappointing and we recorded an increased loss for the quarter and first half of the year.

Net sales for the second quarter were 42 million and comparable store sales declined 18.3%. Net loss per share was $1.35 compared to a net loss of $0.11 per share in the second quarter last year. Included in this quarter’s operating results was an $800,000 non-cash impairment charge related to specific under performing stores. We also recognized 1.3 million in income tax expense this year, resulting from a $4.1 million non-cash charge for the establishment of a valuation allowance against our net deferred tax assets.

On a positive note, we did experience an 18.9% increase in Internet and catalog sales during the quarter. The catalog continues to elevate our brands, driving traffic to the stores and on the web. This quarter we mailed one catalog, the same as last year, while increasing our circulation to 1 million customers from 550,000 last year. We expect to maintain this level of circulation for the fall and holiday season and plan two additional catalogs this year.

We ended the quarter with inventories below a year ago, down $3.4 million to [$]22.9 million, from [$]26.3 million in the second quarter of last year, while operating 10 net new stores. On a comparable store basis, inventories were down $2.7 million, or 11.7% from the second quarter last year.

As we begin the fall season, our business in August continued to be difficult, reflecting weak sandal sales and increased promotional activity to clear summer merchandise. That said, currently inventory is in good shape and we’ve begun to see positive signs in a number of categories, particularly dress shoes and boots, which has us hopeful. As we move deeper into the fall, our comparisons ease dramatically and both resolved and optimistic as we begin the fall season of the year.

Now, I would like to turn the call over to Larry to review our financials in more detail.

Larry Spanley: Thank you, Peter. Net sales for the 13 weeks ended August 4, 2007 were [$]42 million, compared to [$]47.2 million for the 13 weeks ended July 29, 2006. Comparable store sales for the second quarter of fiscal 2007 decreased 18.3%, versus a decrease of 6.4% in the second quarter of fiscal 2006.

Gross profit decreased to [$]9.3 million or 22.1% of net sales from [$]13.5 million, 28.6% of net sales in the prior year period. This decline in gross margin was primarily due to lower leverage on our buying and occupancy costs.

Selling expenses for the quarter increased to [$]11.2 million or 26.7% of net sales from [$]10.7 million, or 22.6% of net sales in the second quarter last year. The increase in selling expense was driven by higher store payroll and depreciation expenses related to new and remodeled stores, as well as increased catalog circulation and web store marketing costs.

General and administrative expenses for the quarter increased slightly to [$]4.4 million, or 10.5% of net sales, compared to [$]4.2 million, or 8.9% of net sales in the prior year period. Our second quarter operating loss of $7.1 million, compared to an operating loss of [$]1.5 million in the same period last year.

Income tax expense for the second quarter was [$]1.3 million, compared to income tax benefit of $600,000 in the second quarter last year. The income tax expense in this year’s second quarter reflects the establishment of a $4.1 million valuation allowance against the Company’s net tax deferred assets.

The net loss for the second quarter of fiscal 2007 totaled [$]8.7 million, or $1.35 per share, compared to a net loss of [$]1.0 million, or $0.16 per share in the second quarter of 2006.

For the first six months of 2007, net sales decreased 5.9% to [$]91.2 million from [$]97 million in the first six months of 2006. Comparable store sales decreased 13.6% this year, compared to a 3.6% decrease in the first six months of last year.

Operating loss for the first half of 2007 totaled [$]8.3 million, compared to an operating loss of [$]300,000 in the same period last year.

Finally, our net loss for the first six months was [$]9.7 million, or $1.50 per share, compared to a net loss of [$]400,000, or $0.06 per share in the first six months of last year.

Turning to our key balance sheet highlights, as Peter mentioned, at the end of the quarter inventories remained tightly controlled, decreasing [$]3.4 million to [$]22.9 million from [$]26.3 million at the end of the second quarter last year, despite the addition of 10 net new stores.

During the quarter, we completed a private placement of $4.0 million of subordinated convertible debentures. We received net proceeds of [$]3.6 million, which we used to reduce the balance on our revolving credit facility. The balance on our revolving credit facility was [$]16.1 million at the end of the second quarter, versus [$]8.0 million at the end of the second quarter last year.

Capital expenditures for the first half were [$]3.4 million, versus [$]10.7 million in the prior year period. For fiscal 2007, we expect capital expenditures to be approximately [$]5.2 million.

And now, I will turn the call over to Peter for closing remarks.

Peter Edison: Thank you, Larry. In summary, our management team and board are motivated and intensely focused on executing [...] our strategy that’s expected to allow us to stabilize sales trends and deliver profitability beginning in the fourth quarter.

Now, I’d like to turn the call over to the Operator to begin the question and answer portion.

Operator: At this time, I would like to remind everyone, if you would like to pose a question, you may press star then the number one on your telephone keypad. Please pause for a moment while we compile the Q&A roster.

Your first question is coming from Liz Pierce of Roth Capital Partners.

Liz Pierce: Good morning, Peter.

Peter Edison: Good morning, Liz.

Liz Pierce: How are you?

Peter Edison: Excellent.

Liz Pierce: I think it would be really helpful if, when you talk about the, you know going back to the strategy, maybe give us a timeline of when that strategy was in place, you know, how the business performed, and then just maybe a little more color in terms of, you know reduction of SKU count, is that by category, or what about accessories? Just maybe a little more information on some of those things, I think would be really helpful. Thanks.

Peter Edison: Yeah, it would be hard to quantify a whole lot of it. I’ll just give you a general picture. As we went public, remodeled our stores, remodeled really the whole chain, we were moving our price points up, really almost double digits per year. And what, and we felt really good because we were building our brand and building the image of the stores and for our business we probably lost our lower-end customers, but gained a better customer.

Looking back today, that’s not to say that that was all a mistake, but there’s a balance that you have to hit between a fashion value as well as a value of the overall line and I think what you’ll see simply is just a softening of that. It’s not a dramatic issue relating to pricing value, but I think it’s one that I think we have to sharpen our pencils for. Does that give you a flavor of it?

Liz Pierce: A little bit. And now, and so in the content perspective, is it just you’re going to, you know not have as many of each particular item, so you’re going to decrease the count and increase depth, right? So, you’re going to pick, you know these are the five key items that we think she has to have in pumps or something?

Peter Edison: Yeah, and it’s all, it’s, you’ve got to be careful, it’s the, they’ll be a lot of SKUs because we do a lot of testing and it would be wrong for us to discontinue our testing, but when we focus down after that, we’ll focus more quickly and more heavily [...] in less SKUs.

Liz Pierce: Okay. And in terms of the new people that are, not necessarily new, but in their new positions, what exactly, how much, I guess was Mark involved in merchandising? I mean, he was the GMM, so I’m trying to figure out how much more control he’ll have versus what he had had and how much his input.

Peter Edison: Well, he wasn’t calling the shots.

Liz Pierce: Okay. Fair enough.

Peter Edison: So, you know, now he’s calling the shots.

Liz Pierce: Okay. And so that extends to, you said marketing to store ops. What are some things that might change in store ops?

Peter Edison: I doubt that the store ops will be the area where you’ll see significant change because we’re not really changing leadership there. Joe has been the leader and it’s just that it will be more in keeping, it will both move lock-step with our merchandising strategy so it will be able to move, but it really won’t have the level of changes that you might have in merchandising, primarily.

Liz Pierce: Okay, and then on the marketing side, same kind of changes? I mean because it seems like the catalog, from what you're saying, is doing pretty well for you.

Peter Edison: Yes, [...] it’s part of really a cost control initiative. We will be looking at the catalog for more efficient ways to accomplish those mailings.

Liz Pierce: Okay. Okay, and then how about the, the remodeled stores? Maybe give us an update on how they’re performing.

Peter Edison: Well, whenever we remodel a store it continues to outperform the chain by the same 18 to 20% in the first year that it always does. Those numbers are lower because the chain is lower, so the increases are not what they have been, but relative to the non-remodeled stores in the rest of the chain, they continue to perform well. So, we don’t think there's anything wrong with our box or our store at all. We think it’s just a real plus.

Liz Pierce: And how are they doing in their second year?

Peter Edison: The second year, well it dropped; it had been running about an 8% increase in the second year over the average. That’s dropped in the last six months and I don’t know if that’s a significant material trend, but it has dropped.

Liz Pierce: Okay. I’ll now let someone else go and follow up if there’s additional time. Thanks.

Peter Edison: Thanks, Liz.

Operator: Thank you. Your next question is coming from R.J. Hottovy of Next Generation Equity.

R.J. Hottovy: Good morning, everyone.

Peter Edison: Good morning, R.J.

Larry Spanley: Morning.

R.J. Hottovy: First question I had just had to do with, and maybe just a little bit of clarification with the number of one-time charges that are expected to hit in the third quarter.

Peter Edison: Right.

R.J. Hottovy: Is there any more clarity that you can give us on that, what those might be?

Peter Edison: I can’t yet, but it won’t be too long, within the next few weeks.

R.J. Hottovy: Is that going to be a separate press release or a separate announcement when you do that?

Peter Edison: Yes.

R.J. Hottovy: Okay. Second question I had just had to do with the store opening plans and I know you’ve taken a step back in terms of store openings. You know, did you have to take any, or cancel any leases because of that, for the back half of the year?

Peter Edison: Yeah, there’s some expense associated with postponing or eliminating store openings and remodels, and those are included. So yeah, there's some expense there.

R.J. Hottovy: Okay.

Peter Edison: Not a dramatic number. Most of the landlords are working with us very well.

R.J. Hottovy: Okay. And I guess one other question I had, it’s just, could you give us an update on conversion rates? Obviously, I imagine traffic levels were down this quarter, but the people you are bringing in the store, what kind of reaction are they having to the product and are you seeing conversion rates up or down? Just some clarity.

Peter Edison: Our conversion rates are actually higher than they have been the prior year. Our store, our traffic count is down. What we think happens in those circumstances is that there’s less people coming in the door, the crew is able to work even harder and convert a higher percentage of them. So, I don’t know that I would read much into that. That’s sort of a normal relationship that occurs.

But our traffic counts in the stores have been lower than the traffic counts in the malls which I believe reflects disenchantment with our assortment. Because what happens in our stores is, people walk by the front of our store and if they don’t like what they see, they don’t come in. So, we don’t count them as a traffic count until they come in, but [...] you’ll find when you compare our traffic counts to the mall traffic counts, is we get a higher traffic count, which we do when business was good, it’s more of a reflection of our assortment than it is who’s walking by the store.

R.J. Hottovy: Okay. That was helpful and good luck in the third quarter.

Peter Edison: Thank you.

Operator: Thank you. Your next question is coming from Heather Boksen of Sidoti and Company.

Peter Edison: Hi Heather.

Heather Boksen: Good morning. Yeah, with respect to these charges for the third quarter, you know I understand it’s too early to speak about them in detail, but is there any, you know, chance, can you just tell us generally what kinds of charges we’re looking for? Are these going to be operational, financing, any even broad, you know?

Peter Edison: Yeah, I mean they’re going to be; really they’ll be in any category that seems appropriate with the goal given to complete the financial repositioning of the business appropriately so that we can get on with life with a fresh start in the fourth quarter. And so given that, you [...] look to every area of the business to see the impact of that kind of repositioning.

Heather Boksen: Okay. Any update you can give us on how much you expect to, I know you plan to pay down the revolver somewhat between now and the end of the year. Any update you can give us on you know where you think that will, you know, end up?

Peter Edison: Sure. The current plans shows the revolver $4.0 million lower than the end of the last year at the end of this year and it actually shows the revolver paid off completely at the end of ’08. One has to remember when looking at our profit and loss statement, is that we have almost $11.0 million of non-cash expense items, primarily depreciation but also, you know a few other charges that dramatically, you know, it makes our P&L, our cash flow difference from our P&L. When you add into that expense cuts that we anticipate making, then that’s what generates the cash for it.

Heather Boksen: Okay. And that actually had to do with my last question. With respect to the expense cuts, any additional detail or color you can give us on those, as to you know what you're looking at doing?

Peter Edison: I can’t yet, I’m sorry. It [...] won’t be too long though.

Heather Boksen: Okay, all right, thank you guys.

Operator: Thank you. Your next question is coming from Rajiv Kumar of Thomas Weisel.

Rajiv Kumar: Morning guys.

Peter Edison: Good morning, Rajiv.

Rajiv Kumar: You mentioned that most of the chain’s declines were due to the sandals under performing, so could you give us a sense of how big the segment is?

Peter Edison: How big a segment sandals are of our business?

Rajiv Kumar: Yeah, the sandals, yeah.

Peter Edison: Yeah. In the second quarter sandals are about two-thirds of our business. In the third quarter, sandals dropped to 25 to 30% of our business. In the fourth quarter they’re about 10 to 15% of our business.

Rajiv Kumar: Okay. So, if you leave out the sandals, would you have any, could you give us a number, just a ballpark figure how directly affected like the closed category or...?

Peter Edison: Yeah. In the second quarter, our entire loss plus some came out of sandals. We actually had a mid-single digit increase in the non-sandal categories in the second quarter.

Rajiv Kumar: Okay. Your inventory levels on an operations basis are down more than 10% year-on-year. Is this a good enough number going forward or are you trying to reduce this further?

Peter Edison: [With] the reduction of inventories, [...] our plan is to turn our inventory faster so that our goals and our business plans are set to reduce our inventories to a greater level than the sales that we’re expecting to do. So, to answer your question we would expect to reduce our inventories in a way that’s a [...] bigger reduction than a sales decline might be or increase them at a smaller rate than a sales increase might be. And that will result in an increased turn for the Company.

Rajiv Kumar: Okay. This is the last question. There are a couple of non-cash charges, are those certain impairment, I believe that’s what you called a postponement of the store openings, right?

Larry Spanley: No, the impairment was [...] a charge incurred for writing off the investments in 10 underperforming stores.

Peter Edison: That was a charge that would otherwise, almost certainly happen in the fourth quarter, but we recognized that there was very little chance that we would avoid that charge and so we took it because we felt it was more certain.

Rajiv Kumar: This is the [$]800,000 charge, yes?

Larry Spanley: Yes.

Rajiv Kumar: Okay, fine. Thanks, no more questions.

Peter Edison: Thank you.

Operator: Thank you. Once again, if you do have a question you may press star then the number one on your telephone keypads.

Your next question is coming from Rob Franfurt of Myca Partners.

Rob Franfurt: Hi Peter.

Peter Edison: Hi Rob.

Rob Franfurt: Just a question here, the, the change in the merchandising, are we going to see that this quarter?

Peter Edison: No, I would say the earliest you’ll see it is the fourth quarter.

Rob Franfurt: Okay. And from a cash flow perspective, it looked like you broke even in Q2?

Larry Spanley: Okay. I don’t, I’m not...

Rob Franfurt: Cash flow from operations?

Peter Edison: I’ll let Larry...

Rob Franfurt: You kind of have to go to Q1 10-Q and look at the Q2 10-Q and compare it, because you guys don’t do the quarterly cash flow, but...

Larry Spanley: Sorry. Our cash flow in the, in the second quarter, with cash provided by operating activities was [$]850,000 compared to [$]5.4 million. Cash you use in investing activities was [$]800,000 compared to almost, to [$]5.9 million last year.

Rob Franfurt: Yeah, I’m talking specifically Q2; you guys show a loss in Q2.

Larry Spanley: Yeah, I’m looking at Q2.

Rob Franfurt: Yeah, I’m saying on an operations basis, you show a fairly large loss, but on a cash flow basis, give or take you about break even.

Larry Spanley: Yes, yes.

Rob Franfurt: Before cap ex.

Larry Spanley: Yes.

Rob Franfurt: Are there any sort of timing issues there? I know that certain working capital events, working capital items afforded you a benefit of cash in that quarter. Have those since gone away? Were they timing of payments?

Larry Spanley: No, there were no real timing issues in that.

Rob Franfurt: Okay.

Larry Spanley: We did receive our [...] federal income tax refund in the second quarter; that was about [$644,000].

Rob Franfurt: Okay. All right, fair enough. And in terms of going forward, cash flow, these charges that you’re going to be taking in Q3 are they going to be cash or non-cash charges?

Peter Edison: Well, it’s hard to quantify them yet, but I would assume they’ll be non-cash charges. [...]

Larry Spanley: There’s going to be some cash charges involved in that and a few non-cash charges.

Rob Franfurt: Okay. And we’ll know those amounts when you come out with it?

Larry Spanley: Yes.

Rob Franfurt: What will be cash and non-cash?

Larry Spanley: Correct.

Rob Franfurt: Okay. And the, the units sold, has that gone down, in terms of items sold? Or is it a price per item that’s gone down?

Peter Edison: No, our price per item was actually [down 3%] in the second quarter, so items themselves [were down 9%].

Rob Franfurt: Okay. And in terms of your availability on inventory and receivables, are you sort of at that threshold of availability? And is there any issue there?

Peter Edison: Well let’s see, we had [$2.7] million of availability at the end of August. We don’t perceive any issues there for the next 12 months, but it’s something that we always watch and always protect.

Rob Franfurt: Now, is that based on availability or, you know based on formula or is it based on actual balance sheet items?

Peter Edison: Availability projections.

Larry Spanley: And it’s ultimately based on formula.

Rob Franfurt: Right, but were you kind of at the threshold of formula at the end of the quarter?

Larry Spanley: No, not at [$]3.9; with [$]3.9 availability, we weren’t.

Rob Franfurt: So, you had excess availability given your inventory and receivables?

Larry Spanley: [Our] [...] inventory and credit card receivables. That’s the only part of our, our assets that are used in the formula.

Rob Franfurt: Okay. So, you guys are break-even on an operating basis from a cash flow perspective this last quarter and you have some excess availability on your balance sheet to borrow more. So, you don’t foresee any cash constraint issues for Q3 and the Q4 holiday period?

Peter Edison: No.

Rob Franfurt: Okay, terrific. Thanks guys, I appreciate it.

Peter Edison: Thanks.

Operator: Thank you. Your next question is a follow-up question coming from Liz Pierce of Roth Capital Partners.

Liz Pierce: Peter, you talked in your recorded, or whatever comments about boots or you said you were receiving some positive signs on dress shoes and boots. Can you help us out? Like when did you start to see this and any kind of trend you’re seeing? Any response that, you know, bodes well for the fourth quarter?

Peter Edison: Yeah. Dress shoes we’ve actually been seeing all summer. Boots really we began to see more recently in September. You know, just some of the categories that are working, just you know from that perspective, high heels, platforms, patent leather, the color gray, evening shoes, those are sort of the, some of the highlights in the dress shoe categories.

There are a number of categories working in boots and I’d prefer not to mention them, just because they’re still industry reaction going on in boots and we’d like to protect that information, but it’s in multiple sub categories of boots.

Liz Pierce: All right, that’s a positive sign. And I know that, are you at the point where you can still reposition, reorder for holiday in boots?

Peter Edison: Yes.

Liz Pierce: That’s fine. And when does that window close?

Peter Edison: I would say it’s over in the next 30 days.

Liz Pierce: Okay. Okay great. Good luck, thanks.

Peter Edison: Thank you.

Operator: Thank you. Your next question is coming from Ronald Bookbinder of Sterne Agee.

Ronald Bookbinder: Good morning.

Peter Edison: Morning, Ron.

Ronald Bookbinder: On the boots, you are planning them down considering the large inventory you had last year?

Peter Edison: Inventories are being planned down, yes, and the sales are being planned down, but not dramatically.

Ronald Bookbinder: Okay. I guess compared to how you’re planning the business, they might be planned up compared to the overall business or as a larger percentage of business?

Peter Edison: Yeah, a percentage of business, correct.

Ronald Bookbinder: Okay. The mix of branded, how do you see that changing with this change in merchandise strategy? And so, how does that change going forward and how would that impact the average price point?

Peter Edison: I would say that the mix percentage may not change significantly, but the focus will probably sharpen, also along the lines of a narrower assortment and a more meaningful presentation where we do decide to have branded representation. So, I think it will just stay in lock-step with the merchandising strategy overall for the Company, which is a little bit narrower and a little bit deeper.

Ronald Bookbinder: Would you be looking to bring in some branded product at lower price points then or...?

Peter Edison: No, I don’t think that’s really part of the solution for us.

Ronald Bookbinder: Okay. On cap ex, I think you said that you’re now forecasting cap ex for the year at [$]5.1 [million], is that correct?

Larry Spanley: [$]5.2 [million].

Ronald Bookbinder: [$]5.2 [million]. And so, that takes in account no more store openings and just the one remodel?

Larry Spanley: Correct.

Ronald Bookbinder: Okay. Now you guys said that you had [$]3.5 million available on the revolver?

Larry Spanley: Yes. [$2.7 million]

Ronald Bookbinder: I think the Q said that you had [$]0.8. How does that differ?

Larry Spanley: It fluctuates by week.

Ronald Bookbinder: Okay.

Larry Spanley: We recalculate that every week and some weeks it goes down and the following it, it basically goes down in the heavy, heavy expenditure week, which normally is every other week where we have payroll for example.

Peter Edison: In the early part of the month, there’s a lot of rent payments.

Ronald Bookbinder: Okay.

Peter Edison: So, it goes down and up.

Ronald Bookbinder: And can you explain what this one-time non-cash tax charge was?

Larry Spanley: Yeah, that’s a charge that we, we discussed with our auditors and our audit committee and what it involves is that when your net, when you can no longer expect to be able to realize your deferred tax assets, the accounting regs require that you set up a valuation allowance against them and a charge against it, that charge goes against taxes. Given the fact that we lost money in fiscal 2006 and projecting to lose money in fiscal 2007, those two years losses exceeded our profit in fiscal 2005 and consequently, under our interpretation that limits us into being able to presume that we’re going to make money in the future. That doesn’t say we’re not, that just, that just limits our presumption. So, we were forced to establish the valuation allowance and we will be forced to maintain that until such point as we return to the presumption of profitability.

Ronald Bookbinder: If and when you return to profitability...

Larry Spanley: It’s restored income.

Ronald Bookbinder: Okay. So, you could have a reversal of that charge.

Larry Spanley: That’s right. Now, the return to profitability would be that we would, you know, our next test would be fiscal 2007, fiscal 2006 and fiscal 2008. If we still are in a non-profit position at that point, we may still have to maintain some facet of that reserve at that point, but as the years go on, years roll out and new years roll in and it’s that what make the change.

Peter Edison: I think a very important point for any of you out there who are doing projections for our Company; there will no longer be income tax expense or income tax benefit in the P&Ls going forward because of this. So, that will, the pre-tax becomes your after tax result for the Company until such time as you re-establish that. That’s important to realize and work into your projections.

Ronald Bookbinder: Okay great. Thank you and good luck.

Operator: Thank you. Your next question is coming from Rob Franfurt of Myca Partners.

Rob Franfurt: Hi guys. Just a couple follow-ups. Catalog, the catalog business, is that generating a cash benefit or is it a negative cash outlay?

Peter Edison: We’ve felt it had been a cash benefit until August. The reason we felt it wasn’t in August, was that the increase we saw from it was less than the increase in the circulation that we gave to it. So, one of the reasons we believe we can save significant expenditures going forward is a realignment of the scope of the catalog with the business potential so that, you know our intention is that it immediately go back to being a positive cash effect for the Company.

Rob Franfurt: How much cash did you lose on that in Q2?

Peter Edison: I don’t have an estimate, but it wouldn’t have been that significant an issue, but if you’re talking about 300,000 mailings that, you know, didn’t seem productive for you, it could have been 100,000.

Rob Franfurt: And it’s the same inventory, correct? As the rest of the...

Peter Edison: Yes.

Rob Franfurt: Okay. It’s not a different product line that’s in the stores?

Peter Edison: No, it’s the same product line.

Rob Franfurt: Okay. In September, you’ve said that you’ve had some, maybe a positive start with some of the boots and dress shoes.

Peter Edison: Correct.

Rob Franfurt: Can you quantify that in any other way or any more detail? Store counts, or, you know, customer accounts?

Peter Edison: No, we don’t, we don’t measure that at the category level. I don’t, I don’t know any way to quantify it other than to give you the same hope that we give those, these are categories that currently may be 35% of our total business and they grow to 70% of our total business for the holiday season.

Rob Franfurt: And are you selling some of these items at full price more than you sort of anticipated, or more than last year?

Peter Edison: I don’t have the answer to that question. They’re selling very well at nice margins but full price versus off price, I don’t have the answer.

Rob Franfurt: Okay. Inventory, are you looking to bring that down further from [$]22.0 million?

Peter Edison: That’s a pretty [...] good jump. It won’t go down for the third quarter, it will go up because of the seasonal nature of it and then it will go below the [$]22.9 [million] at year end. But yes, we are planning to bring it down at a faster rate than the sales of the Company, so that our inventory turns faster.

Rob Franfurt: Which month does the comps get easier? You said later fall.

Peter Edison: Yeah, September was the best month of the [second half of] last year. [Last year, comparable store sales were flat in September,] down mid-single digits in October and [down] double digits in the rest of the fall.

Rob Franfurt: Okay and NOL—do you have any NOLs at this point?

Larry Spanley: [...] [W]e’re going to receive a tax refund of about [$]1,800,000. So, we have enough NOL to generate that tax refund and then any, then we’re going to loss carry forward, which the tax benefit on that will not be recognized because we have to adjust the valuation allowance for it. And that’s one of the things that spurred the valuation allowance was the fact that we used up our NOLs.

Rob Franfurt: And that [$]1.8 million I believe you mentioned, is that, is that a cash benefit to come in the second half of the year?

Larry Spanley: It’ll come; it’ll use that next year. It’ll come in; it usually comes in July, late June, early July of 2008.

Rob Franfurt: Of 2008.

Larry Spanley: Yes.

Rob Franfurt: That’ll be cash coming in?

Larry Spanley: Yes.

Rob Franfurt: Okay. Thank you very much, guys.

Peter Edison: Thanks Rob.

Operator: Thank you. And now, I would like to turn the call back over to Mr. Edison for any closing remarks.

Peter Edison: Okay. Thank you everyone for your participation and support. I look forward to speaking to you again when we report our third quarter results in December, if not sooner.

Operator: Thank you. This concludes today’s teleconference. You may now disconnect.